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                                                                    EXHIBIT 99.1

            Harris Corporation to Raise $300 Million in Note Offering

MELBOURNE, FLORIDA, SEPTEMBER 15, 2005 - Harris Corporation (NYSE: HRS) announced today that it intends to offer US$300 million aggregate principal amount of 10-year fixed-rate notes to be issued pursuant to the company's shelf-registration statement filed with the Securities and Exchange Commission. Proceeds from the sale of the notes will be used for general corporate purposes, including the acquisition of Leitch Technology Corporation. Morgan Stanley and Banc of America Securities will be acting as Joint Bookrunning Managers. The offering is subject to market and other conditions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A written prospectus may be obtained, when available, from Morgan Stanley & Co. Incorporated at 1585 Broadway, New York, NY, Attn: Prospectus Department, and from Banc of America Securities LLC at Banc of America Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, telephone number 646-733-4166.

Cautionary Statement: Harris' statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Harris' intention to consummate the issuance of the notes and the intended use of proceeds. The proposed issuance of notes is subject to conditions, and there can be no assurance that Harris will complete the issuance of the notes. In addition, Harris' business is subject to the risks and uncertainties described in Harris' filings with the Securities and Exchange Commission.

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. With headquarters in Melbourne, Florida, the company has annual sales of over $3 billion and employs 12,600 men and women - including 5,500 engineers and scientists - dedicated to the development of best-in-class assured communications(TM) products, systems, and services. The company's operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Additional information about Harris Corporation is available at www.harris.com.

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MEDIA INQUIRIES: Tom Hausman at 321-727-9131, or tom.hausman@harris.com

INVESTOR RELATIONS INQUIRIES: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

HARRIS CORPORATION   |   1025 WEST NASA BOULEVARD, MELBOURNE, FL USA 32919